Exhibit 10.8
HORMEL FOODS CORPORATION
2026 NONEMPLOYEE DIRECTOR DEFERRED STOCK SUBPLAN
pursuant to the
HORMEL FOODS CORPORATION 2026 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Introduction.

1.1.Plan History. The Hormel Foods Corporation 2026 Nonemployee Director Deferred Stock Subplan (the “Subplan”) is adopted effective January 27, 2026. The Subplan is considered a subplan under the Hormel Foods Corporation 2026 Equity and Incentive Compensation Plan (the “Plan”), which was approved by the stockholders of Hormel Foods Corporation (the “Company”) at the Company’s 2026 Annual Meeting of Stockholders. The Subplan is intended to continue and supplant under the Plan the Hormel Foods Corporation 2018 Nonemployee Director Deferred Stock Subplan, which was adopted effective January 30, 2018 (which itself was intended to replace the Hormel Foods Corporation 2009 Nonemployee Director Deferred Stock Subplan, which was first adopted October 4, 1999, and amended and restated effective November 24, 2003, September 18, 2006, January 1, 2008 and November 24, 2008) (the “Prior Plans”). The terms and conditions of this Subplan, and applicable elections under the Prior Plans and the Subplan, shall be considered part of an Award Agreement under the Plan with respect to any award hereunder and thereunder to any non-employee Director. Deferred compensation credited under the Prior Plans shall continue to be governed by the terms of the Prior Plans, as applicable. Except as otherwise provided in this Subplan, any capitalized term used herein shall have the same meaning as given the term by the Plan.
1.2.Purpose. The purpose of the Subplan is to provide an opportunity for non-employee Directors to increase their ownership of shares of the Common Stock (“Shares”), and thereby help align their interest in the long-term success of the Company with that of the other Stockholders. This will be accomplished by allowing each participating Director’s voluntary election to defer all or a portion of his or her retainer and meeting fees into the right under the Plan to receive Shares at a later date pursuant to elections made by such Director under or for purposes of this Subplan. Notwithstanding anything to the contrary, any deferral election by a Director made by December 31, 2025 with respect to such 2026 calendar year retainer and meeting fees shall be carried out under this Subplan.

2.Eligibility. Each Director who is not also an officer or other employee of the Company or its subsidiaries is eligible to participate in this Subplan (an “Eligible Director”).
3.Administration. This Subplan will be administered by the Committee in accordance with Section 10 of the Plan. The Company intends the Subplan to be compliant with Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder.

4.Election to Defer Receipt of Retainer and Fees.

4.1.Election to Defer Cash Compensation. Each Eligible Director who decides to participate in this Subplan through an applicable deferral election (a “Participating Director”) may irrevocably elect to defer receipt of cash equal to 25%, 50%, 75% or 100% of the annual cash retainer (“Retainer”) payable to that Director for services to be rendered as a Director in calendar years commencing after the effective date of such election and 25%, 50%, 75% or 100% of the meeting fees payable for attendance at Board meetings or meetings of Committees of the Board (“Meeting Fees”) otherwise payable to such Director for services performed in calendar years commencing after the effective date of such election. As of the date of adoption of this Subplan, Eligible Directors are customarily paid the Retainer one-half on February 1 and one-half on August 1 of each year, and Meeting Fees are paid on the day of the meeting. Each deferral represents a voluntary election to forego the receipt of the Retainer and/or Meeting Fees in return for the right to receive Shares at a later date. The amounts to be deferred will be in the form of Restricted Stock Units issued under the Plan and credited to an account for the Participating Director (a “Deferred Stock Account”). No Shares will be issued to a Participating Director until he or she receives a payment under the Subplan pursuant to Section 5.

4.2.Manner of Making Deferral Election. A Participating Director may elect to defer payment of the Retainer and/or Meeting Fees pursuant to this Subplan by filing, no later than any December 31 occurring after the effective date of this Subplan (or by such earlier date after the effective date of this Subplan as the Committee shall determine) (or by December 31, 2025 for purposes of 2026 Retainers and Meeting Fees), an irrevocable election with the Committee on a form provided for that purpose (“Deferral Election”). The Deferral Election shall be effective with respect to the Retainer and Meeting Fees otherwise payable for services performed during each calendar year commencing after the effective date of the Deferral Election during which the Participating Director serves on the Board, unless the Participating Director shall revoke or change the election in accordance with the procedure set forth in Section 4.5. The Deferral Election form shall specify an amount to be deferred expressed as a percentage of the Participating Director’s Retainer and Meeting Fees.
4.3.Credits to Deferred Stock Account for Deferrals. On the last business day of each calendar quarter during which a Deferral Election is in effect (the “Credit Date”), a Participating Director shall receive a credit to his or her Deferred Stock Account. The amount credited shall be in the form of Restricted Stock Units in a number equal to the number (rounded to the nearest one-hundredth) determined by dividing (a) the product of an amount equal to the Retainer and Meeting Fees specified for deferral that would otherwise have been paid to the Participating Director for the applicable calendar quarter multiplied by 105% by (b) the Market Value per Share on the Credit Date.

4.4.Dividend Equivalents Credit. Each time a dividend is paid on Shares, the Participating Director shall receive a credit of additional Restricted Stock Units to his or her Deferred Stock Account equal to either the number of Shares (if a stock dividend is paid), or that number of Shares (rounded to the nearest one-hundredth of a share) having a Market Value per Share on the dividend payment date (if a cash dividend is paid), equal to the amount of the dividend that would have been payable on the number of Shares equal to the number of Restricted Stock Units credited to the Participating Director’s Deferred Stock Account on the dividend record date.
4.5.Change in Election. Prior to the first day of a calendar year commencing after the effective date of a Participating Director’s Deferral Election, the Participating Director may irrevocably elect in writing to change his or her Deferral Election either to (a) change the percentage of such Director’s Retainer and Meeting Fees to be deferred or (b) discontinue making deferrals as of the commencement of such calendar year and receive all future Retainer and Meeting Fees in cash when paid by the Company (an “Amended Election”). Once a Deferral Election becomes effective as of the first day of a calendar year, such election shall be irrevocable, and an Amended Election may only be made with respect to Retainer and Meeting Fees paid for services performed on or after the first day of the calendar year commencing after the date of receipt of such Amended Election by the Company.

5.Deferral Payment.

5.1.Deferral Payment Election. At the time of making the applicable Deferral Election, each Participating Director shall also complete a deferral payment election specifying one of the payment options described in Sections 5.2 and 5.3, and the year following his or her Separation from Service (as that term is defined in Section 5.5 below) in which amounts credited to the Participating Director’s Deferred Stock Account shall be paid in a lump sum pursuant to Section 5.2, or in which installment payments shall commence pursuant to Section 5.3. The deferral payment election shall be irrevocable as to all amounts credited to the Participating Director’s Deferred Stock Account.

5.2.Payment of Deferred Stock Accounts in a Lump Sum. Unless a Participating Director elects to receive payment of his or her Deferred Stock Account in installments as described in Section 5.3, credits to a Participating Director’s Deferred Stock Account shall be determined as of February 15 of the year following the Participating Director’s Separation from Service (or the first business day thereafter) and payable in full as soon as administratively practicable thereafter (but in no event later than March 15 of such year or at such other later date as elected by the Participating Director pursuant to Section 5.1). All payments shall be made in Shares, with one Share issued for each Restricted Stock Unit credited to the Participating Director’s Deferred Stock Account, plus cash in lieu of any fractional share (such cash amount to be pro-rated based on the Market Value per Share as measured on the applicable determination date).

5.3.Payment of Deferred Stock Accounts in Installments. A Participating Director may elect to have his or her Deferred Stock Account paid in annual installments commencing the year following Separation from Service or commencing in a later year as elected by the Participating Director pursuant to Section 5.1. All payments shall be made in Shares, with one Share issued for each Restricted Stock Unit credited to the Participating Director’s Deferred Stock Account, plus cash in lieu of any fractional share. All installment payments shall be determined as of February 15 of each year (or the first business day thereafter) and payable in full as soon as administratively practicable thereafter but in no event later than March 15 of such year. The amount of each installment payment shall be computed as the number of Restricted Stock Units credited to the Participating Director’s Deferred Stock Account on the relevant installment determination date, multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installments elected (not to exceed 10) minus the number of installments previously paid. Amounts paid prior to the final installment payment shall be rounded to the nearest whole number of Shares; the final installment payment shall be for the whole number of Stock Units then credited to the Participating Director’s Deferred Stock Account, together with cash in lieu of any fractional share (such cash amount to be pro-rated based on the Market Value per Share as measured on the applicable determination date).

5.4.Change in Control. Notwithstanding the foregoing, in the event of a Participating Director’s Separation from Service within six months following a Change in Control, credits to a Participating Director’s Deferred Stock Account shall be paid in a lump sum (notwithstanding any prior election to the contrary) to the Participating Director or the Participating Director’s beneficiary or estate, as the case may be, in whole Shares (together with cash in lieu of a fractional share). For these purposes, “Change in Control” is defined as provided in Section 12(a) of the Plan, after giving effect to the final sentence of clause (iii) thereof.
5.5.Separation from Service. For purposes of this Section 5, a “Separation from Service” shall mean a complete severance of a Director’s relationship as a director of the Company and all affiliates, if any, and as an independent contractor of the Company and all affiliates, if any, for any reason. A Director may have a Separation from Service upon resignation as a director even if the Director then becomes an officer or employee of the Company or a Subsidiary. Separation from Service shall be construed to have a meaning consistent with the term “separation from service” as used and defined in Section 409A of the Code.

6.Limitation on Rights of Eligible and Participating Directors.

6.1.Service as a Director. Nothing in this Subplan will interfere with or limit in any way the right of the Company’s Board or its stockholders to remove an Eligible Director or Participating Director from the Board. Neither this Subplan nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that the Company’s Board or its stockholders have retained or will retain an Eligible Director or Participating Director for any period of time or at any particular rate of compensation.

6.2.Nonexclusivity of the Subplan. Nothing contained in this Subplan is intended to effect, modify or rescind any of the Company’s existing compensation plans or programs or to create any limitations on the Board’s power or authority to modify or adopt compensation arrangements as the Board may from time to time deem necessary or desirable.

7.Subplan Amendment, Modification and Termination. The Committee or the Board may amend, suspend or terminate this Subplan at any time in accordance with the provisions of Section 18 of the Plan. If there is a termination of the Subplan with respect to all Participating Directors, the Board shall have the right, in its sole discretion, and notwithstanding any elections made by the Participating Directors, to amend the Subplan to immediately pay all benefits in a lump sum following such Subplan termination, to the extent permissible under Section 409A of the Code.

8.Effective Date and Duration of the Subplan. This Subplan is effective as of January 27, 2026, and will continue until the earlier to occur of (a) the termination of the Subplan by the Board or (b) January 27, 2036.

9.Participants Are General Creditors of the Company. The Participating Directors and beneficiaries thereof shall be general, unsecured creditors of the Company with respect to any payments to be made pursuant to this Subplan and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of the Company. Although the Company expects to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), the same shall, nevertheless, be regarded as a part of the general assets of the Company subject to the claims of its general creditors, and neither any Participating Director nor any beneficiary thereof shall have a legal, beneficial or security interest therein.
10.Miscellaneous.

10.1.Securities Law and Other Restrictions. Notwithstanding any other provision of this Subplan or any Deferral Election or Amended Election delivered pursuant to this Subplan, the Company will not be required to issue any Shares under this Subplan and a Participating Director may not sell, assign, transfer or otherwise dispose of Shares issued pursuant to this Subplan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Shares, as may be deemed necessary or advisable by the Company, in order to comply with such securities law or other restriction.
10.2.Governing Law. The validity, construction, interpretation, administration and effect of this Subplan and any rules, regulations and actions relating to this Subplan will be governed by and construed exclusively in accordance with the internal laws (without regard to conflict of laws principles) of the State of Delaware.

10.3.Order of Precedence. This Subplan is subject to all the terms and conditions of the Plan, and to the extent there is a conflict or an inconsistency between the terms of this Subplan and those of the Plan, the terms of the Plan shall control.

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